Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113173) of BioVeris Corporation of our report dated August 12, 2004 relating to the financial statements, which appear in this Form 10-K. We also consent to the references to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
August 13, 2004